Exhibit 10.1

October 4, 2013

Joseph E. McNeely

FreightCar America Inc.

Two North Riverside Plaza, Suite 1300

Chicago, IL 60606

Dear Joe,

I am very pleased to offer you the position of President and Chief Executive Officer of FreightCar America, Inc., reporting to the Board of Directors. Your official start date in this new role will be October 4, 2013.

Your annual salary in this new role will be $400,000. You will continue to be eligible to participate in the Company’s salaried management annual incentive bonus program (the “Program”) with a target annual bonus of 100% of annual base salary; and if you achieve superior performance with respect to the Program’s financial and personal goal(s), your annual bonus can increase to a maximum of 200% of annual base salary. Your annual bonus for 2013, if earned, will be prorated to reflect the change in your base salary and target annual bonus, effective as of October 4, 2013.

You will be granted an equity award on October 4, 2013 of 75,000 stock options under the Company’s 2005 Long Term Incentive Plan, as amended and restated May 17, 2013 (the “Plan”). The award will feature a three year ratable vesting schedule that commences on the first anniversary of the award date, with subsequent vesting on the next two consecutive award anniversary dates. Additional specific terms and conditions are contained in the attached award agreement.

You will continue to receive periodic consideration for participation in the Plan. You will continue to be eligible to participate in all applicable Company benefit plans available to senior management, as outlined in our Salaried Employee Guide, as amended.

You will continue your eligibility in the FreightCar America, Inc. Executive Severance Plan under the same terms and conditions in effect when you became eligible on September 13, 2010, except that in the event of your termination by the Company without “Cause” within 24 months following the consummation of a “Change in Control” or your resignation for “Good Reason” (each as defined in the Executive Severance Plan), modifications will apply as follows: Article 3.3(b), base salary will continue for 24 months following the date of termination; Article 3.3(c), two equal payments will be made, calculated as described in Article 3.3(c), with the first payment being made on the first March 15 following the year of termination and the second payment being made on the second March 15 following the year of termination; and Article 3.3(d), participation in the Company’s group health plan will continue for 24 months.

Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company; provided, however, that to the extent not inconsistent with any term of this letter, all terms and conditions still in effect as of the date of this offer letter that you expressly agreed to in your “Terms of Employment” letter dated August 27, 2010 (including but not limited to the restrictive covenants contained in Section 8 therein), are expressly incorporated herein, remain in effect and are not superseded or voided by this letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you, me, and the FCA Board of Directors (or a designee of the Board of Directors).

All forms of compensation referred to in this letter are subject to reduction to reflect withholding for applicable income, payroll and other taxes. Additionally, all forms of compensation referred to in this letter are subject to reductions determined by the Company that is applicable to all or certain groups of employees.

Please sign a copy of this letter and return it to me as soon as possible. If you should have any questions, please feel free to contact me.

Joe, this is an excellent opportunity for you. All of the Directors look forward to your leading our Company to future growth and success. I look forward to working with you in your new role.

Sincerely,

/s/ William D. Gehl

Chairman of the Board

Accepted By: /s/ Joseph E. McNeely

Date: October 4, 2013